NEWS RELEASE

FOR IMMEDIATE RELEASE

COMPANY CONTACTS:

DENNIS B. TOWER, CHIEF EXECUTIVE OFFICER

JOHN L. MORAN, PRESIDENT

W. KIRK BOSCHÉ, CHIEF FINANCIAL OFFICER

888-662-3877

WWW.FOOTHILLS-RESOURCES.COM

Foothills Resources, Inc. Updates Status of Credit Facility

BAKERSFIELD, Calif. – (PR Newswire) – October 17, 2008 – Foothills Resources, Inc. (OTCBB: FTRS) (the “Company”) today announced that it has entered into a Third Amendment to Credit Agreement and Amended and Restated Forbearance Agreement with its lenders in connection with previously announced defaults on financial covenants contained in its Credit Agreement with various lenders and Wells Fargo Foothill, LLC, as agent (the “Amended Credit Facility”).

The Amended Credit Facility is effective September 15, 2008, the expiration date of the previous forbearance granted by the lenders, and extends the forbearance until December 31, 2008. The Company will be required to comply with the actions and timetable contained in a restructuring analysis provided to the lenders, which it prepared with the assistance of Parkman Whaling LLC, its advisor. The restructuring analysis provides for the evaluation of a range of possible strategic alternatives, including a sale of a portion of the Company’s assets, a merger or other business combination, or the issuance of equity or other securities.

The Amended Credit Facility contains additional or revised financial covenants during the forbearance period pertaining to the Company’s leverage ratio, minimum earnings before interest, taxes, depreciation and amortization, and minimum production levels, but suspends the Company’s obligation to comply with the asset coverage and interest coverage ratios during the forbearance period. In addition, it provides for increases in existing interest rates on loans outstanding under the Amended Credit Facility, and for the payment of forbearance fees to the lenders.

The Company also reported that the borrowing base under the revolving credit facility has been confirmed at $25 million, and further that under the Amended Credit Facility the $2 million reserve against the borrowing base imposed under the previous forbearance agreement has been terminated.

The Company and its advisor are working toward completion of the strategic alternatives initiative at the earliest possible date, but the Company cannot predict whether this effort will lead to completion of a transaction or if so, the approximate time it would take for a transaction to be closed. The Company does not intend to provide further updates on the process unless and until the Board of Directors approves a specific transaction or transactions.

The Company may require forbearance extensions in future periods. There can be no assurance that the Company will be able to negotiate additional forbearances or that such forbearances will be on terms acceptable to the Company, or that the Company will be able to complete any of the strategic alternatives on satisfactory terms, or at all. The restructuring plan may impair the Company’s operations and future prospects.

Foothills Chief Executive Officer, Dennis Tower, commented, “We are confident that this additional time will allow the Company to identify and execute the strategic alternative which can provide the best possible outcome for all Foothills stakeholders.”

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and production of oil and natural gas opportunities in California, Texas and Oklahoma. Additional information on Foothills Resources is available at http://www.foothills-resources.com.

SEC Filings and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “plan” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding business strategy and expansion and growth of our business and operations. Such forward-looking statements involve assumptions and are subject to known and unknown risks and uncertainties that could cause actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Although we believe that the assumptions reflected in such forward-looking statements are reasonable, we can give no assurance that such assumptions will prove to have been correct. You should also know that such statements are not guaranties of future performance and are subject to risks, uncertainties and assumptions, including, but not limited to, our ability to negotiate additional forbearances, our ability to maintain compliance with the terms and covenants of our Amended Credit Facility, our ability to consummate any strategic alternatives, our ability to discover reserves that may be extracted on a commercially viable basis, our ability to accurately estimate oil and gas reserves, intense competition, environmental risks and general economic conditions including the price of oil and gas and the global credit crisis. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. We undertake no obligation to publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the Company’s Report on Form 10-Q for the quarter ended June 30, 2008, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows.

# # #